UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Dell Inc.

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Michael S. Dell

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On July 28, 2013, The Wall Street Journal posted on its website an article entitled “Michael Dell Addresses Buyout, Southeastern and the Future,” which included a set of questions from The Wall Street Journal that Michael Dell answered via email. The full text of the article is as follows:

July 28, 2013, 1:44 PM ET

Michael Dell Addresses Buyout, Southeastern and the Future

By David Benoit

Michael Dell. has spent the past year negotiating to take private Dell, the company he founded in his college dormitory in 1984. But even as the fight has become very public, he has stayed largely quiet.

Apart for an occasional letter or innocuous comment, Mr. Dell’s potentially conflicted roles as leader and buyer of the company have sidelined him from saying much.

Now, as the deal comes down to another crucial decision — whether or not the board will change the rules of the vote and accept a slightly higher offer from the buyout group — Mr. Dell is speaking out.

Last week he sent a personal plea to shareholders. This weekend he answered, via email, a set of questions from The Wall Street Journal on what he’s learned, why he and Silver Lake had a change of heart on their price and the rules, and what he’ll do going forward.

Here’s the unedited set of questions and answers.

On the process

1. Is this buyout proving more or less difficult than you originally anticipated?

I knew it would be a journey and I was ready for it because think it is the right thing to do for the company. The biggest issue has been the developments since we signed and the way these have impacted the vote requirement. In particular, the emergence of a large shareholder who bought stock only after we announced the deal and the unexpectedly low turnout, which has allowed our new large shareholder to organize a blocking position that could defeat our offer even though the majority of the unaffiliated shares voting would like to accept it. Based on the number of shares currently voting on the deal, it only takes about 23% of the outstanding shares to block the transaction. This is an unfair result that does not accurately reflect what the shareholders want.

2. Looking back, what, if anything, should the buyout group have done differently?

I believe that if we knew then what we know now, there would have been a different voting standard. We completely agree with the principle that the unaffiliated shareholders should determine whether the transaction is approved. But with the benefit of hindsight, it makes no sense to count shares that don’t vote as votes against, with the result that just 23% of the outstanding shares can block the transaction. This voting standard created the opportunity for our new large shareholder to do what he has done and effectively thwarts the will of the majority of the unaffiliated shares voting on the transaction.

3. What have you learned about yourself through this process?

My focus throughout this has been on our company, and our employees, customers and partners. I could not be more proud of how our employees have continued to do a great job through these months of uncertainty or more appreciative of our customers and partners for continuing to support Dell.

4. Who have been your closest confidantes in this process?

My wife Susan is always my closest confidante. I also have a great group of advisors supporting me and a strong group at Silver Lake who share my vision and passion for the company.

5. What have you learned from working with Egon Durban? How often have you been talking or meeting with him in the last few weeks? Is that more or less than before?

I did not know Egon before this process started, but I have been very impressed with him. Egon and Silver Lake share my vision for the company and are ready to help us through the transformation the company needs with both patience and commitment. We speak regularly.

6. How have you been spending your time the last few months? How many hours a day do you spend on matters related to the buyout?

My focus first and foremost has been on the company and our employees, customers and partners. During the last few months I have traveled extensively to meet with customers, partners and Dell employees in China, India, Canada, the U.K., Russia and of course all across the U.S. With the uncertainty that the deal process has created, that focus has been very important. The time I spend on matters related to the buyout varies.

7. How have Dell employees been responding to this process? What about your customers?

Our employees have been terrific and have remained focused on their jobs and serving our customers. I think our employees and customers will all be happier once the deal process is resolved, but I am both happy and impressed with how focused our employees have continued to be throughout the process.

8. Were you surprised by how adamant some shareholders, particularly Southeastern, have been against the deal? Were you surprised by Carl Icahn’s ability to influence it?

I actually take Southeastern’s opposition as a compliment. They are basically saying that they believe in my ability to navigate the risks and challenges of the transformation the company faces and would like to participate with me. I came to the conclusion that we could do what we needed to do better and faster as a private company, but I respect Southeastern’s point of view. In contrast, Carl Icahn was not a shareholder when we announced the deal or at any time before, but the voting standard in our contract gave him the opportunity to buy into the company and organize a blocking position with a minority of the company’s shares. That’s why we’ve now requested that the standard be changed to allow the will of the majority of the unaffiliated shares voting on the transaction to control the outcome. When shareholders who hold the majority of the unaffiliated shares voting on the transaction want to accept our offer of $13.65 per share (and now $13.75 per share), I believe it is wrong to allow the minority to deprive them of that opportunity.

9. What do you think about the fact that your advisory team failed to anticipate the number of non-votes? What went wrong there?

There are many possible explanations for the unusually low turnout. But I believe in looking forward rather than looking back. Based on where we are today, there is no question in my mind that the right result is to allow the unaffiliated shares voting on the transaction to decide whether or not the transaction goes forward.

On the revised offer:

1. You previously indicated to people you wouldn’t bump the bid, but you did. What changed, and would you bump again and if not, what’s different now?

This is our best and final offer, as we stated clearly in our letter last week. The fact that many parties over many months looked at this company and were not willing to pay more than $13.65 per share made it hard to justify an increase. But we ultimately decided that it was appropriate to put more on the table in connection with asking for a change in the voting standard to allow a majority of the unaffiliated shares voting to determine the outcome.

2. Who is paying the proposed additional ten cents per share, you, Silver Lake or both? Are you taking a discount again?

We’re sharing the increase pro rata. I am not taking a discount.

3. You agreed to the special committee’s rules when you struck the buyout deal. Why is it fair to change them now?

In hindsight, the rule that was set just never made sense. The rule is not legally required. It was a voluntary rule that was supposed to protect the interests of the unaffiliated shareholders, but in fact, it’s doing just the opposite. With the developments since we signed the agreement, particularly the low turnout and the emergence of a new large shareholder who bought in only after the deal was announced, we now have a situation where the holders of 23% of the outstanding shares can stop the transaction, even when a majority of the unaffiliated shares voting on the transaction want to accept it.

So in my mind, it’s less a question of whether it’s fair to change the rule as it is a question of whether the rule is fair. And we believe that the rule clearly is not fair and the right answer is to change it. We also believe that, in connection with this change, it is appropriate to reset the record date, which will reset the playing field and give all of our current shareholders plenty of time to consider whether they want to accept our offer and then make their decision. As I have said before, so long as the majority of the unaffiliated shares voting on the transaction get to make this decision, I am at peace either way and will honor their decision.

On the future

1. Will you leave Dell Inc. if the deal falls through? And how do you feel about the prospects of being removed from the board in a proxy fight?

If the deal does not go through, I plan to stay and continue to do my best to make the company successful. I will not support the kind of recapitalization and sale of assets some shareholders are suggesting. Given where we are today, I believe the challenges we would face as a public company, including a potential proxy fight, would be significant. But I am ready to fight and I am committed to doing what I believe is right for the company.

2. If you were no longer the CEO, would you sell shares?

I’d rather not speculate on hypothetical situations.

3. Are you considering any management changes?

I think we have a great team and we do not have any plans for management changes.

4. What would you do on the first day as a private company?

I would talk with our employees and thank them for everything they have done through the uncertainty of the deal process and everything they are going to do as part of the company going forward.

5. How long do you expect to keep the company private?

My focus is on doing what’s best for the company and I would make the judgment based on that.

6. Would you expect to remain in control until the company goes public again?

Yes.

7. Are there other enterprises businesses Dell needs to buy, or start? How do you solve Dell’s shortage of cloud services?

The company’s transformation will require significant additional investments to extend end-to-end IT solutions capabilities, expand sales coverage, compete in emerging markets, invest for growth in the PC and tablet business, and simplify and enhance the customer experience. These investments will include additional acquisitions. Silver Lake shares that vision and is ready to support the additional investments we will need to make.

8. How do you fix a sales force that, by most accounts, doesn’t do a good job selling anything other than siloed products and services?

I believe we have an excellent sales force, and I have also said that among the investments we need to make are investments in additional sales force and additional training.

9. Will you keep making built-to-order computers, despite the rising costs?

Yes. Build to order is the foundation of the direct business model that propelled our success.

For most of our consumer and commercial customers, we offer a simplified product catalog called Dell Smart Selection that features our most popular laptop, desktop and workstations, making it faster and easier for them to find the perfect system for their needs along with great service and support. Here is a link: www.dell.com/smartselection

For many commercial customers, who prefer customization or have specific IT requirements, we offer configuration services so systems are deployment-ready when they’re delivered. We can add software imaging, BIOS settings and asset tagging, making the systems manageable and secure – something our customers have long valued from Dell.

Additional Information and Where to Find It

In connection with the proposed merger transaction, Dell Inc. (the “Company”) filed with the SEC a definitive proxy statement and other relevant documents, including a form of proxy card, on May 31, 2013. The definitive proxy statement and a form of proxy have been mailed to the Company’s stockholders. Stockholders are urged to read the proxy statement and any other documents filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financialreporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

Michael S. Dell, directly or through one or more affiliates or representatives, may be deemed a “participant” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, is set forth in the definitive proxy statement and the other relevant documents filed with the SEC. You can find information about Michael S. Dell in the Company’s definitive proxy statement filed with the SEC on Schedule 14A on May 31, 2013.